Exhibit 10.6

OFFER LETTER

October 20, 2017

Sasha King

[…]

Dear Sasha,

It is my pleasure to officially offer you the title of Chief Commercial Officer, reporting to Peter Maag, President & CEO.

This is a full-time role at the Company with an annualized wage of $240,000.00 paid on a semi-monthly basis on our regular paydays. Deductions required by law or authorized by you will be taken from each paycheck. You will continue to be eligible to participate in our target incentive compensation at a new rate of 50% ($120,000.00) of base salary at 100% of plan. This increase will be effective October 20, 2017.

Subject to the approval of the Board of Directors of the Company, you will be granted an option to purchase 40,000 shares of the Company’s Common Stock. If the company achieves 1,000 AlloSure patient results by Q4 2017 you will also be eligible to earn an additional bonus of 10,000 Restricted Stock Units. These options shall vest, subject to your continued employment with Company, as to one fourth (1/4) of the shares on the one year anniversary of your start date, and as to an additional one forty-eighth (1/48th) of the total number of shares subject to the option at the end of each calendar month thereafter. Details of the price of these options will be provided in your respective stock option and RSU grants and determined by the board of directors.

I am excited about this opportunity, and look forward to your continued contributions!

Sincerely,

/s/ Peter Maag

Peter MaagPresident & CEO

ACCEPTED AND AGREED TO this

26 day of October 2017,

/s/ Sasha King

Sasha King